3rd Amended and Restated Appendix A
to the

INVESTMENT ADVISORY AGREEMENT

BETWEEN

INVESTMENT MANAGERS SERIES TRUST II

AND

Vivaldi Asset Management, LLC

Fund/Class	Advisor Fee	Effective Date
Vivaldi Merger Arbitrage Fund	1.25%	10/01/2015
Vivaldi Multi-Strategy Fund	1.20%	7/19/2018
WV Concentrated Equities Fund	0.85%	04/28/2017

Amended and approved by the Board on July 19, 2018.

Agreed and accepted this 19th day of July, 2018.

INVESTMENT MANAGERS SERIES TRUST II	Vivaldi Asset Management, LLC

By:	By:

Print Name:	Print Name:

Title:	Title: